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                                                                 EXHIBIT 10.173




                                   AMENDMENT
                      TO THE EMPLOYMENT AGREEMENT BETWEEN
            CAPITAL GAMING INTERNATIONAL, INC. AND EDWARD M. TRACY

                                Amendment No. 1
                                ---------------

                  This Amendment No. 1 is made as of this 28th day of May, 1997, to the Employment Agreement between Capital Gaming International, Inc. (the "Company") and Edward M. Tracy (the "Employee") dated May 30, 1995.

                              W I T N E S S E T H

                  WHEREAS, the Company and the Employee desire to amend the Employment Agreement as follows, as permitted under Section 16(f) of the Employment Agreement:

                  1. The first sentence of Section 1 of the Employment Agreement is hereby amended, to read in its entirety as follows:

                  Unless terminated earlier as herein provided, the Term of the Employee's employment with the Company hereunder shall commence on the date hereof and shall end on the third anniversary of the effective date of the Company's Plan of Reorganization in the Company's chapter 11 case, Case Number 96-19829 ("Plan of Reorganization"); provided, however, that this Agreement and the Term of the Employee's employment with the Company hereunder shall automatically be extended for one year commencing on the third anniversary of the effective date of the Plan of Reorganization and on each successive one year anniversary after the third anniversary unless the Employee or the Company shall have given written notice to the other at least ninety (90) days prior to such anniversary that the Term shall expire at the end of the current three year or one year Term, as applicable.



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                  2. The third sentence of Section 8 is hereby deleted. The
fourth and fifth sentences of Section 8 are hereby amended, to read in their entirety as follows:

                  The Employee shall also be entitled to the continued use of the Company apartment in Philadelphia, Pennsylvania or comparable accommodations in a location in or about Philadelphia of his choosing during the Term hereof, provided, however, if the Company relocates to an area other than Philadelphia, Pennsylvania, the Employee shall be entitled to comparable accommodations in such location during the Term at a rent that is no greater than the rent charged for his accommodations at the Company apartment in Philadelphia as of the effective date of the Plan of Reorganization. The value of the apartment, if taxable to the Employee, and any other taxable benefits under the Employment Agreement will not be grossed-up for tax-purposes unless the Advisory Committee1 approves the gross-up for tax purposes; and, upon such approval, taxes with respect to such benefits will be paid by the Company for non-cash benefits so that the Employee shall not be responsible for the payment of income taxes except with respect to his Salary, Incentive Compensation, stock options, stock appreciation rights, stock bonuses and other similar benefits.

                  3. Section 9(d)(iii) of the Employment Agreement is hereby amended, to read in its entirety as follows:

                  In the event of any Termination Without Cause, the Employee shall be entitled to and the Company shall be obligated to pay the Employee a lump sum severance payment of $1.6 million.

                  4. The second sentence of Section 9(f) of the Employment Agreement is hereby amended, to read in its entirety as follows:

--------
1 The term "Advisory Committee" as used herein shall have the same meaning as such term has in the Company's plan of reorganization, as confirmed by order of the United States Bankruptcy Court for the District of New Jersey on or about March 19, 1997.

                                     -2-
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                  In the event of Voluntary Termination, the Employee is
                  entitled to payment equal to one year Salary, payable in twelve (12) equal monthly installments and in consideration of such payments, the Employee consents and covenants to use his good faith best efforts: (i) to effectuate a transition of new management in a manner which maintains the then existing Indian gaming management agreements, or at the option of the Company, effectuate a run-off of the then existing Indian gaming management agreements and tribal loans for as long as necessary after such resignation, but in no event more than twelve (12) months; and (ii) to be bound by the provisions of Section 10 of this Employment Agreement for the period of transition or run-off set forth in Subsection (i) above rather than the period set forth in
                  Section 10. As used herein, the term "best efforts" shall not require the Employee to incur nonreimbursable business expenses and shall not require that the Employee be employed exclusively by the Company provided that the Employee comply in all material respects with the provisions of Section 10 hereof as modified by this Section 9(f).

                  5. Section 13(c) of the Employment Agreement is hereby amended, to read in its entirety as follows:

                  To the extent that the Company is not able to or elects not to obtain Insurance Policies, the Company, in lieu of coverage under such Insurance Polices, shall pay $100,000 per year, payable in quarterly installments, to an escrow account held by a third party designated by the Employee and subject to the approval of the Advisory Committee, such approval not to be unreasonably withheld. The amounts held in such escrow account shall serve as collateral to secure the indemnification obligations of the Company to the Employee under Section 14 hereof or under other applicable law. The Escrow Agent shall be authorized to release funds from such escrow account to the Employee upon receiving a written certification from the Employee stating that an event has occurred giving rise to a claim by the Employee of indemnification against the Company and setting forth the amount of such indemnification claim for which the Employee seeks payment. All funds in the escrow account shall be held by the Escrow Agent in the escrow account for the same period the Company is required to maintain Insurance Policies under Section 13(a). At the end of such period, the Escrow Agent shall be required to return all unused funds to the Company.
                                     -3-
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                  6. Section 16(e) of the Employment Agreement is hereby
amended, to read in its entirety as follows:

                  Advisory Committee: Notwithstanding anything in this Employment Agreement to the contrary, until the Advisory Committee is disbanded, such committee shall be required to approve any compensation to the Employee not provided for in this Employment Agreement and all bonuses and Incentive Compensation paid under this Employment Agreement.

                  7. A new Section 18 shall be added to the Employment Agreement to read in its entirety as follows:

                  Plan of Reorganization Distributions. Notwithstanding anything to the contrary in the Plan of Reorganization, all distributions of cash and New Secured Notes to be made to the Employee under Section 6.4 of the Plan of Reorganization prior to the Compliance Date shall be deferred until and shall become payable on the Compliance Date; provided, however, that in the event the Compliance Date occurs after June 1, 1997, the Employee shall be deemed to have irrevocably waived his entitlement to his share of New Secured Notes under Section 6.4 of the Plan of Reorganization; provided, further, however, that in the event the Compliance Date does not occur prior to the one year anniversary of the effective date of the Plan of Reorganization, Employee shall be deemed to have waived irrevocably his entitlement to his share of the $250,000 cash payment provided for in Section 6.4 of the Plan of Reorganization. Notwithstanding the occurrence of the Compliance Date, such distributions under the Plan of Reorganization shall not be made if, on or before the Compliance Date, the Bankruptcy Court shall have entered an order, at the request of the Advisory Committee, staying such distributions for cause; in the event the Bankruptcy Court stays any such distributions, the distributions shall be delayed only during the existence of such stay. The term "Compliance Date," as used herein, shall mean the later to occur of (i) the 20th day after the Debtor complies in all material respects with the information requests contained in Paul Silverstein's letter to William S. Papazian dated March 11, 1997, and (ii) the appointment of a suitable Chief

                                     -4-
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                  Financial Officer (recognizing the Reorganized Debtor's
                  financial condition and prospects), with the approval of the Advisory Committee, which approval shall not be unreasonably withheld.

                  8. A new Section 19 shall be added to the Employment Agreement to read in its entirety as follows:

                  Employee Loans. So long as Employee is not in default of the provisions of this Employment Agreement, as soon as practicable but in no event later than thirty (30) days after receipt of a written request by Employee, the Company shall be obligated to make a loan to Employee in an amount not to exceed the Employee's then unpaid share of the $250,000 cash payment referred to in Section 6.4 of the Plan of Reorganization (the "Employee Loan"). Any such Employee Loan shall be unsecured, accrue interest at the rate of six (6%) percent per annum and mature on the earlier to occur of: (i) the date the Employee is entitled to receive his share of the $250,000 cash payment provided for in Section
                  6.4 of the Plan of Reorganization; and (ii) the one year anniversary of the effective date of the Plan of Reorganization. The Company's obligations to make cash payments to Employee under section 6.4 of the Plan of Reorganization shall be offset against any amounts payable as interest or principal under any then outstanding Employee Loan.

                  The Employment Agreement, except as herein amended, is hereby ratified, conformed and approved in all respects.



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                  IN WITNESS WHEREOF, the parties hereto have executed this
Amendment No. 1 to the Employment Agreement as of 28th day of May, 1997.



                                  CAPITAL GAMING INTERNATIONAL, INC.



                                  By:
                                     ------------------------------------------
                                     Name:
                                     Title:



                                  EMPLOYEE



                                  By:
                                     -------------------------------------------
                                              Edward M. Tracy